Exhibit 99.1

CONTACT:	Brian J. Begley
Investor Relations
Atlas America, Inc.
215/546-5005
215/553-8455 (fax)

ATLAS AMERICA, INC.

REPORTS FINANCIAL RESULTS FOR

THE FULL YEAR AND FOURTH QUARTER 2008

Philadelphia, PA – March 2, 2009, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) today reported financial results for the full year 2008 and fourth quarter 2008.

The results of full year 2008 include:

•

Adjusted net income of $49.5 million for the full year 2008 compared with $48.5 million for the prior year, an increase of $1.0 million or 2.1%. Adjusted diluted net income per share was $1.18 for the full year 2008 compared with $1.14 per share for the full year 2007, an increase of $0.04 per share or 3.5%. The year-over-year increase was principally attributable to higher production volumes and an increase in fees from partnership management sources generated by Atlas Energy Resources, LLC (NYSE: ATN – “ATN” or “Atlas Energy”) and an increase in production volume from Atlas Pipeline Partners, L.P.’s (NYSE: APL – “APL” or “Atlas Pipeline Partners”) midstream assets, partially offset by higher effective income tax rates. After including a non-cash goodwill and other asset impairment charge and non-cash and non-recurring derivative gains and losses, on a GAAP basis, the Company recognized a net loss of $6.2 million for the full year 2008 compared with net income of $35.3 million for the prior year. A reconciliation of non-GAAP measures, including adjusted total revenues, adjusted net income and pretax cash flow per basic common unit, is provided within the financial tables of this release;

•

Pretax cash flow of $2.34 per basic common share for the full year 2008, an increase of $0.66 per common share, or 39%, from the prior year. In addition, the Company was not a tax payer on a cash basis in 2008 and anticipates it will have a reduced 2009 cash tax liability, or possibly no cash tax liability, because of events associated with equity offerings at ATN and Atlas Pipeline Holdings, L.P. (NYSE: AHD – “AHD” or “Atlas Pipeline Holdings”) in 2007, as well as the termination of certain hydrocarbon derivative instruments by APL in June 2008; and

•

Excluding the effect of non-cash hydrocarbon derivative expense and other non-recurring charges, total revenues were $2,254.9 million for the full year 2008, an increase of $891.8 million compared to the full year 2007.

The results of the fourth quarter 2008 include:

•

Adjusted net income of $8.6 million for the fourth quarter 2008 compared with $10.5 million for the prior year fourth quarter, a decrease of $1.9 million. Adjusted diluted net income per share was $0.20 for the fourth quarter 2008 compared with $0.25 per share for the fourth quarter 2007, a decrease of $0.05 per share. The quarter-over-quarter decrease was principally attributable to lower gross margin from APL due to lower average commodity prices during the fourth quarter 2008, partially offset by higher production volumes from ATN;

•	Pretax cash flow of $0.43 per basic common share for the fourth quarter 2008, a decrease of $0.02 per common share, or 4.4%, from the prior year fourth quarter.

On January 28, 2009, the Company announced that its Board of Directors had declared a cash dividend of $0.05 per common share, which was paid on February 19, 2009 to holders of record on February 9, 2009.

The Company has an overall 48.3% ownership interest in ATN, a publicly-traded partnership, including 29,952,996 common units and all of the Class A and management incentive interests, an approximate 2.1% direct ownership interest in APL, a publicly-traded partnership, and an approximate 64.4% limited partner interest and 100% of the general partner interest in AHD. The Company’s financial results are presented on a consolidated basis with those of ATN, AHD, and APL. Non-controlling minority interests in ATN, AHD, and APL are reflected as income (expense) in the Company’s consolidated statements of operations and as a liability on its consolidated balance sheet.

Please see the respective earnings releases for ATN, AHD and APL for more information with regard to their full year and fourth quarter 2008 financial results.

Cash Distributions from Affiliates

•

ATN declared a quarterly cash distribution of $0.61 per common unit for the fourth quarter 2008 with a distribution coverage ratio of approximately 1.2x. This quarter’s distribution was paid on February 13, 2009 to unitholders of record on February 9, 2009. The Company received approximately $19.1 million in cash distributions from its ownership interest in ATN for the fourth quarter 2008.

•

AHD declared a quarterly cash distribution for the fourth quarter 2008 of $0.06 per common limited partner unit, which was paid on February 19, 2009 to common unitholders of record as of February 9, 2009. The Company received approximately $1.1 million in cash distributions from its ownership interest in AHD for the fourth quarter 2008.

•

APL declared a quarterly cash distribution for the fourth quarter 2008 of $0.38 per common limited partner unit, which was paid on February 13, 2009 to common unitholders of record as of February 9, 2009. The Company received approximately $0.4 million in cash distributions from its ownership interest in APL for the fourth quarter 2008.

Atlas Energy Recent Events

•

Record total natural gas and oil net production of approximately 98.3 million cubic feet of natural gas equivalents (“Mmcfe”) per day for the fourth quarter 2008, including record average net daily production in Appalachia of 39.0 Mmcfe per day, up approximately 20.5% over the prior year fourth quarter.

•	ATN continued to expand its acreage position and development activities in the Marcellus Shale:

•	To date, ATN has drilled 126 vertical Marcellus Shale wells, of which 104 wells are currently online and producing into a pipeline;

•

ATN recently announced successful results of its two-stage completion technique on its vertical Marcellus development. The Company has drilled and completed 15 vertical Marcellus wells using a two-stage frac technique; and

•

As of December 31, 2008, ATN controlled approximately 556,000 Marcellus acres in Pennsylvania, New York and West Virginia, of which approximately 274,000 of these acres are located in the ATN’s current focus area of southwestern Pennsylvania.

•

Net proved reserves grew to a record 1.0 Tcfe at December 31, 2008, an 11.7% increase from 897 Bcfe at December 31, 2007. This growth is primarily attributable to a 63% increase in net proved reserves in the Appalachian Basin where ATN has successfully expanded is development of the Marcellus Shale. ATN was able to replace 607%(1) of its production in 2008 entirely through the drill bit.

•

ATN raised approximately $201.6 million for its year end drilling program, bringing the total investor funds raised in 2008 to approximately $438.4 million, representing a record for ATN and 21% above the previous record in full year 2007 of $363.3 million in investor funds. The $201.6 million of investor funds raised in the fourth quarter 2008 was ATN’s largest year end fundraising and 24% higher than its 2007 year end program.

(1)	The drill bit reserve replacement ratio is equal to the sum of all additions and extensions, divided by production.

Atlas Pipeline and Atlas Pipeline Holdings Recent Events

•

APL system-wide volumes of 1,346.3 million cubic feet per day (“Mmcfd”) for the fourth quarter 2008 compared to volumes of approximately 1,211.8 Mmcfd for the prior year fourth quarter, an increase of approximately 11%.

•

APL repurchased approximately $60.0 million in face amount of its senior unsecured notes in December 2008 for an aggregate purchase price of approximately $40.1 million, generating a gain of approximately $19.9 million.

•

APL entered into early settlement arrangements on approximately 13% of its commodity hedge contracts covering 2009 natural gas liquids (“NGL”) and condensate production volumes. APL received approximately $18.9 million in net proceeds from these early settlements, which were concluded in December 2008. The net proceeds from these settlements were used to reduce outstanding indebtedness.

Atlas Energy Results

Full Year

•	ATN drilled 838 gross wells for the full year 2008, including 95 vertical Marcellus Shale wells. ATN also drilled 168 gross wells during the full year 2008 in Michigan.

•

As of December 31, 2008, ATN held approximately 905,000 net acres in the Appalachian Basin, of which approximately 633,500 were undeveloped, an increase of 20% from the net acreage position at December 31, 2007. Also, ATN had approximately 240,200 net developed acres in the Antrim Shale in Michigan at December 31, 2008, of which approximately 33,100 were undeveloped.

•

As of December 31, 2008, ATN has identified approximately 3,626 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, ATN has identified approximately 739 drilling locations to the Norwood and Lachine members of the Antrim Shale.

•	ATN had interests in approximately 11,613 gross wells at December 31, 2008, of which Atlas Energy operates approximately 84%.

•

ATN’s natural gas and oil production was 95.2 million cubic feet equivalents (“Mmcfe”) per day for the full year 2008, compared to 89.4 Mmcfe per day from the prior year including average net daily production in Appalachia of 35.6 Mmcfe per day, up approximately 19.9% over the prior year. The increase is due primarily to Atlas Energy’s expanding drilling programs and increased production from the Marcellus Shale.

•	Partnership management fee margin was $82.6 million for the full year 2008, an increase of approximately 22.7% compared to the prior year.

Fourth Quarter

•	ATN drilled 104 gross wells in Appalachia for the fourth quarter 2008, including 12 vertical Marcellus Shale wells. ATN also drilled 33 gross wells during the fourth quarter 2008 in Michigan.

•

Record total natural gas and oil production was 98.3 Mmcfe per day for fourth quarter 2008, compared to 91.9 Mmcfe per day from the fourth quarter 2007, including record average net daily production in Appalachia of 39.0 Mmcfe per day, up approximately 20.5% over the fourth quarter 2007. The increase is due primarily to Atlas Energy’s expanding drilling programs and increased production from the Marcellus Shale.

•	Partnership management fee margin was $16.9 million in the fourth quarter 2008, a decrease of approximately $0.9 million compared to the prior year fourth quarter.

Atlas Pipeline Results

Full Year

•

Average natural gas gathered volume for the full year 2008 was 1,294.6 million cubic feet per day (“MMcfd”) for APL, an increase of 11.4% from natural gas gathered volume for the prior year. The increase was principally due to the completion of a compression expansion project on APL’s NOARK system as well as higher throughput from its other systems.

•	APL connected 1,353 new wells to its natural gas gathering systems during the full year 2008, an increase of 50% from 900 new well connections for the prior year.

•

APL’s processed natural gas volume for the full year 2008 was 673.9 MMcfd, a decrease of 7.5 MMcfd from processed natural gas volume for the prior year. APL’s gross natural gas liquids (“NGLs”) volume for the full year 2008 was 49,977 barrels per day (“bpd”), an increase of 599 bpd or 1% from gross NGL volume for the prior year comparable quarter. The increase in NGL volume was principally due to an increase in the NGL production efficiency at APL’s Velma, Elk City/Sweetwater and Chaney Dell processing plants.

•	APL’s gross condensate volume for the full year 2008 was 2,545 bpd, an increase of 8.1% from condensate volume for the prior year.

Fourth Quarter

•

Average natural gas gathered volume for the fourth quarter 2008 was 1,346.3 million cubic feet per day for APL, an increase of 11.1% from natural gas gathered volume for the prior year comparable quarter. The increase was principally due to the completion of a compression expansion project on APL’s NOARK system as well as higher throughput from its other systems.

•	APL connected 261 new wells to its natural gas gathering systems during the fourth quarter 2008.

•

APL’s processed natural gas volume for the fourth quarter 2008 was 649.7 MMcfd, a decrease of 36.1 MMcfd from processed natural gas volume for the prior year comparable quarter. APL’s gross natural gas liquids volume for the fourth quarter 2008 was 47,052 barrels per day, a decrease of 2,792 bpd from gross NGL volume for the prior year comparable quarter.

•	APL’s gross condensate volume for the fourth quarter 2008 was 2,240 bpd, an increase of 10.5% from condensate volume for the prior year comparable quarter.

Corporate and Other

Full Year

•

General and administrative expense was $60.0 million for the full year 2008, a decrease of $52.6 million from the prior year. This decrease was primarily due to a $66.8 million decrease in non-cash compensation expense arising principally from certain APL common unit awards and was based upon the financial performance of certain APL acquired assets, partially offset by higher costs incurred to manage the Company’s operations. The gain recognized for the APL awards was the result of a significant change in APL’s common unit market price from December 31, 2007 to December 31, 2008, which was utilized in the calculation of the non-cash compensation expense for these awards, and lower financial performance of the certain assets acquired in comparison to estimated performance.

•

Goodwill and other asset impairment loss of $698.5 million for the full year 2008 consisted of a $676.9 million impairment charge to APL’s goodwill as a result of its annual goodwill impairment test and a $21.6 million write-off of costs related to an APL pipeline expansion project. APL’s goodwill impairment resulted from the reduction of its management’s estimated fair value of its reporting units in comparison to their carrying amounts at December 31, 2008. APL’s management used all available information to determine its estimated fair value of its reporting units, including the present values of expected future cash flows using discount rates and market capitalization rates. APL’s estimated fair value of its reporting units was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. These estimates were subjective and based upon numerous assumptions about future operations and market conditions, which are subject to change.

•

Interest expense was $142.9 million for the full year 2008, an increase of $50.3 million from the prior year. The increase was principally the result of a $26.2 million increase from ATN and a $23.3 million increase from APL. The increase from ATN was associated with a full year’s interest expense on the borrowings to partially finance the acquisition of its Michigan assets in June 2007. The increase from APL was associated with a full year’s interest expense on the borrowings to partially finance the acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007.

•

Gain on early extinguishment of debt of $19.9 million for the full year 2008 resulted from APL’s repurchase of approximately $60.0 million in face amount of its senior unsecured notes for an aggregate purchase price of approximately $40.1 million. All of the senior unsecured notes repurchased were retired and are not available for resale.

Fourth Quarter

•

General and administrative expense decreased to income of $0.3 million for the fourth quarter 2008, representing a decrease of $27.6 million from expense of $27.3 million for the prior year fourth quarter. This decrease was primarily due to a $19.1 million decrease in non-cash compensation expense arising principally from certain APL common unit awards and a $6.6 million decrease in annual incentive compensation for the Company’s employees, partially offset by higher costs incurred to manage the Company’s operations.

•

Interest expense was $37.4 million for the fourth quarter 2008, a decrease of $1.5 million from the prior year comparable period. This decrease was principally the result of a $1.3 million decrease from ATN and a $0.2 million decrease from APL. The ATN decrease was primarily attributable to lower floating interest rates on a portion of its credit facility borrowings, partially offset by interest expense associated with its $400.0 million of senior unsecured notes issued during 2008. The APL decrease was principally related to lower floating interest rates on a portion of its term loan and credit facility borrowings, partially offset by interest associated with its $250.0 million of senior unsecured notes issued during 2008.

At December 31, 2008, the Company had $2.4 billion of total consolidated debt, all of which is held at its operating subsidiaries, including $1.5 billion at APL and $0.9 billion at ATN.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s fourth quarter and full year 2008 results on Tuesday morning, March 3, 2009 at 9:00 am ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Tuesday, March 3, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 97327536.

Atlas America, Inc. owns an approximate 46% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN), a 2% direct ownership interest in Atlas Pipeline Partners, L.P. (NYSE: APL), and a 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and approximately 5.8 million limited partner units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas and northern and western Texas and the Texas Panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,835 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact Investor Relations at bbegley@atlaspipelinepartners.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas America’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.

Financial Summary

(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
REVENUES
Well construction and completion	$71,570	$80,630	$415,036	$321,471
Gas and oil production	75,433	70,285	311,850	180,125
Transmission, gathering and processing	182,460	343,052	1,446,650	823,646
Administration and oversight	3,992	4,791	19,362	18,138
Well services	5,119	4,871	20,482	17,592
Gain (loss) on mark-to-market derivatives(1)	193,864	(137,289)	(63,480)	(153,325)

Total revenues	532,438	366,340	2,149,900	1,207,647

COSTS AND EXPENSES
Well construction and completion	60,943	70,113	359,609	279,540
Gas and oil production	12,459	9,772	48,194	24,184
Transmission, gathering and processing	162,142	258,247	1,165,394	635,987
Well services	2,839	2,357	10,654	9,062
General and administrative	(542)	27,182	59,091	111,636
Net expense reimbursement - affiliate	262	155	951	930
Depreciation, depletion and amortization	50,604	46,853	185,552	107,917
Goodwill and other asset impairment	690,546	—	698,508	—

Total costs and expenses	979,253	414,679	2,527,953	1,169,256

OPERATING INCOME (LOSS)	(446,815)	(48,339)	(378,053)	38,391

OTHER INCOME (EXPENSE)
Interest expense	(37,430)	(38,930)	(142,917)	(92,611)
Gain on early extinguishment of debt	19,867	—	19,867	—
Minority interests	418,654	78,484	479,431	93,476
Other, net	(470)	4,297	11,368	10,722

Total other income	400,621	43,851	367,749	11,587

Income (loss) before income taxes	(46,194)	(4,488)	(10,304)	49,978
Benefit (provision) for income taxes	17,282	2,607	4,146	(14,642)

Net income (loss)	$(28,912)	$(1,881)	$(6,158)	$35,336

Net income (loss) per common share – basic	$(0.74)	$(0.05)	$(0.15)	$0.87

Weighted average common shares outstanding - basic	39,249	40,313	39,999	40,841

Net income (loss) per common share – diluted	$(0.74)	$(0.05)	$(0.15)	$0.83

Weighted average common shares outstanding - diluted	39,249	40,313	39,999	42,419

	December 31,
	2008	2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$104,571	$145,535
Property, plant and equipment, net	3,967,969	3,442,036
Total assets	4,825,249	4,904,367
Total debt	2,413,082	1,994,456
Total stockholders’ equity	411,515	413,163

(1)	Consists principally of hydrocarbon derivative gains / (losses) that relate to the operating activities of the Company’s consolidated subsidiaries, Atlas Energy and Atlas Pipeline, and the underlying hydrocarbon derivatives do not represent present or potential future obligations of the Company.

ATLAS AMERICA, INC.

Financial Information

(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Reconciliation of total revenue to adjusted total revenue (1):
Total revenue	$532,438	$366,340	$2,149,900	$1,207,647
Adjustments to reflect cash impact of hydrocarbon derivative expense (income)	(149,864)	135,922	(103,336)	155,424
Early termination of Atlas Pipeline hydrocarbon derivative instruments(2)	10,000	—	197,641	—
Non-recurring Atlas Pipeline crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—

Adjusted total revenue	$392,574	$502,262	$2,254,858	$1,363,071

Reconciliation of net income (loss) to non-GAAP measure(1):
Net income (loss)	$(28,912)	$(1,881)	$(6,158)	$35,336
Adjustments to reflect cash hydrocarbon derivative expense (income)	(149,864)	135,922	(103,337)	155,424
Early termination of Atlas Pipeline hydrocarbon derivative instruments(2)	10,000	—	197,641	—
Non-recurring Atlas Pipeline crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—
Non-recurring hydrocarbon derivative fees(4)	—	—	—	3,873
Unrecognized economic impact of Atlas Pipeline’s Anadarko acquisition(5)	—	—	—	10,423
Goodwill and other asset impairment loss, net of associated minority interest of $30,671	659,875	—	667,837	—
Gain on early extinguishment of debt	(19,867)	—	(19,867)	—
Non-cash pipeline linefill (gain) loss(6)	9,240	(1,777)	7,797	(2,270)
Non-cash compensation expense (income)	(16,241)	2,888	(20,373)	46,394
Adjustment to minority interests for the above items	(433,289)	(119,550)	(651,265)	(194,756)
Tax effect of the above items	(22,392)	(5,123)	(33,428)	(5,904)

Adjusted net income	$8,550	$10,479	$49,500	$48,520

Adjusted net income per common share:
Basic	$0.22	$0.26	$1.24	$1.19
Diluted	$0.20	$0.25	$1.18	$1.14
Weighted average common shares outstanding:
Basic	39,249	40,313	39,999	40,841
Diluted	42,179	42,111	42,081	42,419

Pretax cash flow:
Pretax cash flow per common share - basic(7)	$0.43	$0.45	$2.34	$1.68
Dividends declared per share(8)	$0.05	$0.03	$0.20	$0.11
Dividend payout ratio	11.6%	6.7%	8.5%	6.5%

(1)

Adjusted total revenue and adjusted net income are non-GAAP financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that the above financial measures provide additional information with respect to the Company’s ability to meet its capital expense and working capital requirements. Adjusted total revenue and adjusted net income are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for revenues, net income or cash flows from operating activities prepared in accordance with GAAP.

(2)

During the year ended December 31, 2008, Atlas Pipeline made net payments of $274.0 million, which resulted in a net cash expense recognized of $197.6 million, related to the early termination of derivative contracts that were principally entered into as proxy hedges for the prices received on the ethane and propane portion of its NGL equity volume. These derivative contracts were put into place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. These settlements were funded through Atlas Pipeline’s June 2008 issuance of 5.75 million common limited partner units in a public offering and issuance of 1.39 million common limited partner units to Atlas Pipeline Holdings, L.P. (NYSE: AHD), the owner of Atlas Pipeline’s general partner, and the Company, as parent of Atlas Pipeline Holdings, L.P.’s general partner, in a private placement. In connection with this transaction, APL also entered into an amendment to its credit facility to revise the definition of Consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of common equity.

(3)

Represents the non-recurring impact generated from the decline in the price correlation of crude oil and natural gas liquids during the second quarter 2008 and the resulting impact it had on certain crude oil hedge instruments (“proxy hedges”). These crude oil hedge instruments were put in place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. During June and July 2008, Atlas Pipeline closed the crude oil hedge positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009 for an aggregate net cost of $274.0 million (see Note 2).

(4)	Represents non-recurring fees paid by Atlas Energy to enter into natural gas hydrocarbon derivative instruments associated with the acquisition of its Michigan assets in June 2007.
(5)

The acquisition of Atlas Pipeline’s Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisition’s effective date was July 1, 2007. As such, Atlas Pipeline received the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with accounting regulations, Atlas Pipeline only recorded the results of the acquired assets commencing on the closing date of the acquisition.

(6)	Includes the non-cash impact of commodity price movements on Atlas Pipeline’s pipeline linefill inventory.
(7)

Consists of the following items received or incurred during the respective period and calculated on a basic weighted average per share basis: (i) distributions received by the Company from its ownership interests in Atlas Energy, Atlas Pipeline, and Atlas Pipeline Holdings, (ii) interest income, and (iii) general and administrative expenses and other costs incurred.

(8)

These amounts have been adjusted to reflect the April 2007 and April 2008 3-for-2 stock splits. Actual dividend payments were $0.05 per common share for the three months ended December 31, 2008 and 2007, and $0.20 per common share for the years ended December 31, 2008 and 2007.

ATLAS AMERICA, INC.

Operating Highlights

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
ATLAS ENERGY:
Production revenues (in thousands):
Gas	$72,800	$66,785	$297,145	$169,314
Oil(1)	2,626	3,410	14,640	10,768

Production volume(2)(3)(4):
Gas (mcfd)	95,441	89,443	92,629	86,893
Oil (bpd)	469	413	434	422

Total (mcfed)	98,255	91,921	95,227	89,425

Average sales prices(3):
Gas (per mcf)(5)(6)	$8.51	$8.83	$9.13	$8.66
Oil (per bbl)(7)	$60.82	$89.60	$92.35	$70.16

Production costs(3)(8):
Lease operating expenses as a percent of production revenues	11%	9%	10%	9%
Lease operating expenses per Mcfe	$0.94	$0.75	$0.85	$0.77
Production taxes per Mcfe	0.24	0.25	0.35	0.21

Total production costs per Mcfe	$1.18	$1.00	$1.20	$0.97

Depletion per Mcfe(3)	$2.89	$2.88	$2.64	$2.49

ATLAS PIPELINE(3):
Appalachia system throughput volume (mcfd)	97,104	74,198	87,299	68,715
Velma system gathered gas volume (mcfd)	60,494	62,396	63,196	62,497
Elk City/Sweetwater system gathered gas volume(mcfd)	246,768	296,647	280,860	298,200
Chaney Dell system gathered gas volume (mcfd)(9)	270,187	261,867	276,715	259,270
Midkiff/Benedum system gathered gas volume (mcfd)(9)	140,449	145,217	144,081	147,240
NOARK Ozark Gas Transmission throughput volume (mcfd)	531,305	371,425	442,464	326,651

Combined throughput volume (mcfd)	1,346,307	1,211,750	1,294,615	1,162,573

(1)	Excludes sales of natural gas liquids.
(2)

Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which Atlas Energy has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)

“Mcf” and “mcfd” represent thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” represent thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” represent barrels and barrels per day. Barrels are converted to mcfe using the ratio of six mcf’s to one barrel.

(4)	Atlas Energy acquired its Michigan assets in June 2007, and production volume from these assets has only been included from that date.
(5)

Atlas Energy’s average sales price for gas before the effects of financial hedging was $6.95 and $7.38 for the three months ended December 31, 2008 and 2007, respectively, and $9.23 and $7.22 per Mcf for the years ended December 31, 2008 and 2007, respectively.

(6)

Includes cash proceeds received from the settlement of derivative contracts of $1.9 million and $5.8 million for the three months ended December 31, 2008 and 2007, respectively, and $12.4 million and $12.3 million for the years ended December 31, 2008 and 2007, respectively. The cash proceeds received from the settlement of derivative contracts were not included as gas revenue for the respective periods.

(7)

Atlas Energy’s average sales price for oil before the effects of financial hedging were $48.23 and $91.79 per barrel for the three months and year ended December 31, 2008. There were no oil financial hedges for the three months and year ended December 31, 2007.

(8)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.
(9)	Atlas Pipeline acquired the Chaney Dell and Midkiff/Benedum systems in July 2007, and production volume from these systems has only been included from that date.

ATLAS AMERICA, INC.

Ownership Interests Summary

	Amount	Overall Ownership Interest Percentage
Atlas America Ownership Interests as of December 31, 2008:
ATLAS ENERGY:
Class A units	1,293,486	2.0%
Class B common units	29,952,996	46.3%
Management incentive interests	100%	N/A

Total		48.3%

ATLAS PIPELINE HOLDINGS(1):
General partner interest	100%	N/A
Common units	17,808,109	64.4%

Total		64.4%

ATLAS PIPELINE:
Atlas America directly-owned common units	1,112,000	2.1%

LIGHTFOOT CAPITAL PARTNERS, GP LLC:
Approximate ownership interest		18.0%

(1)	Atlas Pipeline Holdings directly owns the following ownership interests in Atlas Pipeline Partners:

General partner interest	100%	2.0%
Common units	5,754,253	10.6%
10,000 $1,000 par value cumulative convertible preferred limited partner units (convertible, subject to the terms and conditions of the preferred unit agreement, into approximately 1,754,386 common units at the APL’s market value price at December 31, 2008)	1,754,386	3.2%
Incentive distribution rights	100%	N/A

Total Atlas Pipeline Holdings direct ownership interests in Atlas Pipeline		15.9%